Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	Diego Romero
(602) 682-1584	(602) 682-3173
susannahlivingston@sprouts.com	media@sprouts.com

SPROUTS FARMERS MARKET, INC. REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

PHOENIX, Ariz. – (Globe Newswire) – February 25, 2021 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today reported results for the 14-week fourth quarter and 53-week year ended January 3, 2021.  Period-over-period increases stated herein reflect the comparison of 14 and 53 weeks in fourth quarter and fiscal year 2020 to 13 and 52 weeks in fourth quarter and fiscal year 2019, respectively, unless otherwise noted.

Fourth Quarter Highlights:

•	Net sales of $1.6 billion; a 17% increase from the same period in 2019
•	Comparable store sales growth of 3.7% and two-year comparable store sales growth of 5.2%, both on a 13-week basis
•

Net income of $68 million and adjusted net income(1) of $70 million; compared to net income and adjusted net income of $32 million from the same period in 2019; adjusted net income increased 119% from the same period in 2019

•	Diluted earnings per share of $0.58 and adjusted diluted earnings per share(1) of $0.59; compared to diluted and adjusted diluted earnings of $0.27 per share from the same period in 2019
•	Adjusted diluted earnings per share of $0.49, estimated on a 13-week basis, an 81% increase from the same period in 2019

Fiscal Year 2020 Highlights:

•	Net sales of $6.5 billion; a 15% increase from 2019
•	Comparable store sales growth of 6.9% and two-year comparable store sales growth of 8.0%, both on a 52-week basis
•	Net income of $287 million and adjusted net income(1) of $294 million; compared to net income and adjusted net income of $150 million from 2019; adjusted net income increased 96% from 2019
•	Diluted earnings per share of $2.43 and adjusted diluted earnings per share(1) of $2.49; compared to diluted and adjusted diluted earnings per share of $1.25 from 2019
•	Adjusted diluted earnings per share of $2.39, estimated on a 52-week basis, a 91% increase from 2019

“In 2020, we generated record earnings and cash flow from a 15% increase in sales while absorbing costs associated with a 340% increase in ecommerce sales, paying record bonuses to our frontline team members, and opening 22 new stores,” said Jack Sinclair, chief executive officer of Sprouts Farmers Market. “Executing our strategic initiatives at a more rapid pace than we originally planned is fueling these encouraging results and establishing a solid base from which we can invest and grow. I want to thank not only our dedicated team members at Sprouts, but also our supply chain partners, vendors, farmers and growers, who worked collectively to make healthy food accessible to our customers in this extraordinary year.”

________________________________________________________________________________________

[1]

Adjusted net income and adjusted diluted earnings per share, non-GAAP financial measures, exclude the impact of certain special items.  See the “Non-GAAP Financial Measures” section of this release for additional information about these items.

Fourth Quarter 2020 Financial Results

Net sales for the fourth quarter 2020 were $1.6 billion, a 17% increase compared to the same period in 2019. On a 13-week comparable basis, net sales increased 8% to $1.5 billion. Net sales growth was driven by a 3.7% increase in comparable store sales, the 53rd week in 2020, continued demand from the COVID-19 pandemic, as well as solid performance in new stores opened.

Gross profit for the quarter increased 25% to $588 million, resulting in a gross profit margin of 36.7%, an increase of 235 basis points compared to the same period 2019. A number of sustainable strategic changes contributed to this increase, from promotional activities started in the fourth quarter of 2019 to shrink initiatives, as well as positive leverage from additional sales, partially accelerated by the COVID-19 landscape. The impact of the 53rd week on gross profit margin was insignificant.

Selling, general and administrative expenses (“SG&A”) for the quarter increased $76 million to $464 million, or 28.9% of sales, a deleverage of 56 basis points compared to the same period in 2019. This deleverage was primarily driven by increased ecommerce fees and higher quarterly store performance bonuses, partially offset by leveraging fixed costs on increased sales and the 53rd week in 2020.  Store operational expenses from COVID-19 were approximately $36 million for the fourth quarter.

Depreciation and amortization for the quarter increased 2.6% to $31 million, or 2.0% of sales, a decrease of 30 basis points compared to the same period 2019.

Net income for the quarter was $68 million and diluted earnings per share (“EPS”) was $0.58, compared with $32 million and $0.27 respectively, in 2019. Excluding the impact of special items, adjusted net income was $70 million and adjusted diluted EPS was $0.59; an increase of 119% compared to the same period in 2019 (see “Non-GAAP Financial Measures”).  On an estimated 13-week comparable basis, adjusted diluted earnings per share increased 81% to $0.49.

Fiscal Year 2020 Financial Results

Net sales for fiscal year 2020 were $6.5 billion, a 15% increase compared to 2019. On a 52-week comparable basis, net sales increased 13% to $6.3 billion. Net sales growth was driven by demand from the COVID-19 pandemic, contributing to a 6.9% increase in comparable store sales, strong performance in new stores opened as well as the 53rd week in 2020.

Gross profit for the year increased 26% to $2.4 billion, resulting in a gross profit margin of 36.8%, an increase of 315 basis points compared to 2019. A number of sustainable strategic changes contributed to this increase, from promotional activities to shrink initiatives, as well as positive leverage from additional sales, partially accelerated by the COVID-19 landscape. The impact of the 53rd week on gross profit margin was insignificant.

SG&A for the year increased $314 million to $1.9 billion, or 28.8% of sales, a deleverage of 130 basis points compared to 2019. Increased operational expenses from COVID-19 were approximately $176 million for the year, driving the majority of the deleverage. Additionally, we realized increased ecommerce fees from higher online sales, partially offset by leveraging fixed costs. The impact of the 53rd week on the SG&A rate was insignificant.

Depreciation and amortization for the year increased 3.0% to $124 million, or 1.9% of sales, a decrease of 20 basis points compared to 2019.

Store closure and other costs, net for the year were a credit of $0.4 million compared to a cost of $7.3 million in 2019.

Net income for the year was $287 million and diluted EPS was $2.43, compared with $150 million and $1.25, respectively, in 2019. Excluding the impact of special items, adjusted net income was $294 million and adjusted diluted EPS was $2.49; an increase of 99% compared to 2019 (see “Non-GAAP Financial Measures”). On an estimated 52-week comparable basis, adjusted diluted earnings per share increased 91% to $2.39.

Unit Growth and Development

During the fourth quarter of 2020, Sprouts opened six new stores, resulting in a total of 362 stores in 23 states as of January 3, 2021.

Leverage and Liquidity

Sprouts generated cash from operations of $494 million in fiscal 2020 and invested $96 million in capital expenditures net of landlord reimbursements, primarily for new stores. During fiscal year 2020, we paid down $288 million of outstanding debt.  We ended the year with $250 million in loans and $34 million of letters of credit under our revolving credit facility, as well as $170 million in cash and cash equivalents.

Full Year 2021 Outlook

The impact that the COVID-19 pandemic will have on the U.S. economy and the Company’s fiscal 2021 results remain uncertain. Given the evolving nature of the COVID-19 pandemic on food at home demand and consumer spending, the Company is planning for fiscal 2021 based on a range of potential outcomes. The following provides information on our expected outlook for 2021:

Full-year 2021 Guidance
52-week to 52-week
Net sales growth	Flat to up slightly
Unit growth	Approximately 20 new stores
Comparable store sales growth	Down low to mid-single digits
Adjusted EBIT	$295M to $315M
Adjusted diluted earnings per share	$1.78 to $1.91
Effective tax rate	Approximately 26%
Capital expenditures	$140M to $160M
(net of landlord reimbursements)

The company’s adjusted diluted earnings per share and adjusted EBIT outlook for the year do not include charges and costs which are expected to be similar to those charges and costs excluded from adjusted diluted earnings per share and adjusted EBIT in prior periods.  Please see the explanation and reconciliation of these non-GAAP measures to the comparable GAAP measures for the 14 and 53 weeks ended January 3, 2021 and the 13 and 52 weeks ended December 29, 2019 in the tables included below.

Fourth Quarter and Full Year 2020 Conference Call

Sprouts will hold a conference call at 3 p.m. Mountain Standard Time (5 p.m. Eastern Standard Time) on Thursday, February 25, 2021, during which Sprouts executives will further discuss fourth quarter and fiscal year 2020 financial results.

A webcast of the conference call will be available through Sprouts’ investor webpage located at investors.sprouts.com. Participants should register on the website approximately 15 minutes prior to the start of the webcast.

The conference call will be available via the following dial-in numbers:

•	U.S. Participants: 877-398-9481
•	International Participants: +1-408-337-0130
•	Conference ID: 1285113

The audio replay will remain available for 72 hours and can be accessed by dialing 855-859-2056 (toll-free) or 404-537-3406 (international) and entering the confirmation code: 1285113.

Important Information Regarding Outlook

There is no guarantee that Sprouts will achieve its projected financial expectations, which are based on management estimates, currently available information and assumptions that management believes to be reasonable.   These expectations are inherently subject to significant economic, competitive and other uncertainties and contingencies, many of which are beyond the control of management.  See “Forward-Looking Statements” below.

Forward-Looking Statements

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including, but not limited to, statements to the effect that Sprouts Farmers Market or its management "anticipates," "plans," "estimates," "expects," or "believes," or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the company’s outlook, growth, opportunities and long-term strategy. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks associated with the impact of the COVID-19 pandemic; the company’s ability to execute on its long-term strategy; the company’s ability to successfully compete in its competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences; product supply disruptions; general economic conditions; accounting standard changes; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Corporate Profile

Sprouts is the place where goodness grows. True to its farm-stand heritage, Sprouts offers a unique grocery experience featuring an open layout with fresh produce at the heart of the store. Sprouts inspires wellness naturally with a carefully curated assortment of better-for-you products paired with purpose-driven people. The healthy grocer continues to bring the latest in wholesome, innovative products made with lifestyle-friendly ingredients such as organic, plant-based and gluten-free. Headquartered in Phoenix, and one of the fastest growing retailers in the country, Sprouts employs approximately 35,000 team members and operates more than 360 stores in 23 states nationwide. To learn more about Sprouts, and the good it brings communities, visit about.sprouts.com.

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Fourteen weeks ended	Thirteen weeks ended	Fifty-three weeks ended	Fifty-two weeks ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net sales	$1,601,834	$1,364,991	$6,468,759	$5,634,835
Cost of sales	1,013,805	896,028	4,089,470	3,740,017
Gross profit	588,029	468,963	2,379,289	1,894,818
Selling, general and administrative expenses	463,635	387,481	1,863,869	1,549,707
Depreciation and amortization (exclusive of depreciation included in cost of sales)	31,487	30,703	124,124	120,491
Store closure and other costs, net	(25)	3,864	(369)	7,260
Income from operations	92,932	46,915	391,665	217,360
Interest expense, net	3,106	5,195	14,787	21,192
Income before income taxes	89,826	41,720	376,878	196,168
Income tax provision	21,429	10,086	89,428	46,539
Net income	$68,397	$31,634	$287,450	$149,629
Net income per share:
Basic	$0.58	$0.27	$2.44	$1.25
Diluted	$0.58	$0.27	$2.43	$1.25
Weighted average shares outstanding:
Basic	117,951	117,934	117,821	119,368
Diluted	118,315	118,219	118,224	119,742

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	January 3, 2021	December 29, 2019
ASSETS
Current assets:
Cash and cash equivalents	$169,697	$85,314
Accounts receivable, net	14,815	15,713
Inventories	254,224	275,979
Prepaid expenses and other current assets	27,224	10,833
Total current assets	465,960	387,839
Property and equipment, net of accumulated depreciation	726,500	741,508
Operating lease assets, net	1,045,408	1,028,436
Intangible assets, net of accumulated amortization	184,960	185,395
Goodwill	368,878	368,078
Other assets	14,698	11,727
Total assets	$2,806,404	$2,722,983
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$139,337	$122,839
Accrued liabilities	143,402	136,482
Accrued salaries and benefits	76,695	48,579
Accrued income tax	—	2,005
Current portion of operating lease liabilities	135,739	106,153
Current portion of finance lease liabilities	959	754
Total current liabilities	496,132	416,812
Long-term operating lease liabilities	1,069,535	1,078,927
Long-term debt and finance lease liabilities	260,459	549,419
Other long-term liabilities	40,912	41,517
Deferred income tax liability	58,073	54,356
Total liabilities	1,925,111	2,141,031
Commitments and contingencies
Stockholders’ equity:
Undesignated preferred stock; $0.001 par value; 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value; 200,000,000 shares authorized, 117,953,435 shares issued and outstanding, January 3, 2021; 117,543,668 shares issued and outstanding, December 29, 2019	118	117
Additional paid-in capital	686,648	670,966
Accumulated other comprehensive loss	(8,474)	(4,682)
Retained earnings (Accumulated deficit)	203,001	(84,449)
Total stockholders’ equity	881,293	581,952
Total liabilities and stockholders’ equity	$2,806,404	$2,722,983

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN THOUSANDS)

	Fifty-three weeks ended	Fifty-two weeks ended
	January 3, 2021	December 29, 2019
Cash flows from operating activities
Net income	$287,450	$149,629
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	126,507	122,804
Operating lease asset amortization	99,276	81,842
Store closure and other costs, net	(321)	4,113
Share-based compensation	14,339	8,949
Deferred income taxes	3,717	(216)
Other non-cash items	3,683	4,136
Changes in operating assets and liabilities:
Accounts receivable	25,977	36,062
Inventories	21,754	(11,612)
Prepaid expenses and other current assets	(14,970)	19,208
Other assets	(5,461)	(1,275)
Accounts payable	20,184	9,420
Accrued liabilities	4,296	17,274
Accrued salaries and benefits	28,116	295
Accrued income tax	(2,005)	2,005
Operating lease liabilities	(120,085)	(88,002)
Other long-term liabilities	1,578	578
Cash flows from operating activities	494,035	355,210
Cash flows used in investing activities
Purchases of property and equipment	(121,968)	(183,232)
Cash flows used in investing activities	(121,968)	(183,232)
Cash flows used in financing activities
Proceeds from revolving credit facilities	—	265,405
Payments on revolving credit facilities	(288,000)	(180,405)
Payments on finance lease obligations	(754)	(690)
Repurchase of common stock	—	(176,310)
Proceeds from exercise of stock options	1,343	4,878
Other	—	(319)
Cash flows used in financing activities	(287,411)	(87,441)
Increase in cash, cash equivalents, and restricted cash	84,656	84,537
Cash, cash equivalents, and restricted cash at beginning of the period	86,785	2,248
Cash, cash equivalents, and restricted cash at the end of the period	$171,441	$86,785

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (“GAAP”), the company presents EBITDA, adjusted EBITDA, adjusted EBIT, adjusted net income and adjusted diluted earnings per share. These measures are not in accordance with, and are not intended as alternatives to, GAAP. The company's management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition. In addition, management uses these measures for reviewing the financial results of the company, and certain of these measures may be used as components of incentive compensation.

The company defines EBITDA as net income before interest expense, provision for income tax, and depreciation, amortization and accretion and adjusted EBITDA as EBITDA excluding the impact of special items. The company defines adjusted EBIT, adjusted net income and adjusted diluted earnings per share by adjusting the applicable GAAP measure to remove the impact of special items.

Non-GAAP measures are intended to provide additional information only and do not have any standard meanings prescribed by GAAP. Use of these terms may differ from similar measures reported by other companies. Because of their limitations, non-GAAP measures should not be considered as a measure of discretionary cash available to use to reinvest in the growth of the company’s business, or as a measure of cash that will be available to meet the company’s obligations. Each non-GAAP measure has its limitations as an analytical tool, and they should not be considered in isolation or as a substitute for analysis of the company’s results as reported under GAAP.

The following table shows a reconciliation of adjusted EBITDA to net income for the fourteen and fifty-three weeks ended January 3, 2021 and for the thirteen and fifty-two weeks ended December 29, 2019 and a reconciliation of EBIT, net income and diluted earnings per share to adjusted EBIT, adjusted net income and adjusted diluted earnings per share for the fourteen and fifty-three weeks ended January 3, 2021 and for the thirteen and fifty-two weeks ended December 29, 2019:

SPROUTS FARMERS MARKET, INC. AND SUBSIDIARIES

NON-GAAP MEASURE RECONCILIATION

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Fourteen weeks ended	Thirteen weeks ended	Fifty-three weeks ended	Fifty-two weeks ended
	January 3, 2021	December 29, 2019	January 3, 2021	December 29, 2019
Net income	$68,397	$31,634	$287,450	$149,629
Income tax provision	21,429	10,086	89,428	46,539
Interest expense, net	3,106	5,195	14,787	21,192
Earnings before interest and taxes (EBIT)	92,932	46,915	391,665	217,360
Special Items:
Strategic initiatives (1)	1,802	—	8,835	—
Store closures (2)	—	—	—	508
Adjusted EBIT	94,734	46,915	400,500	217,868

Depreciation, amortization and accretion	32,080	31,258	126,508	122,804
Adjusted EBITDA	$126,814	$78,173	$527,008	$340,672

Net income	68,397	31,634	287,450	149,629
Special Items:
Strategic initiatives, net of tax (1)	1,339	—	6,565	—
Store closures, net of tax (2)	—	—	—	377
Adjusted Net income	$69,736	$31,634	$294,015	$150,006
Diluted earnings per share	$0.58	$0.27	$2.43	$1.25
Adjusted diluted earnings per share	$0.59	$0.27	$2.49	$1.25

Diluted weighted average shares outstanding	118,315	118,219	118,224	119,742
(1)	Includes professional fees related to our ongoing strategic initiatives. After-tax impact includes the tax benefit on the pre-tax charge.
(2)	Includes the direct costs associated with store closures and relocation. After-tax impact includes the tax benefit on the pre-tax charge.

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Source: Sprouts Farmers Market, Inc.

Phoenix, AZ

2/25/2021